DECLARATION OF ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS AND TO BRINER GROUP HOLDINGS INC AND GLOBAL DEVELOPMENT INC.

THAT, Briner Group Holdings Inc., being owners ( “Owners”) of the following assets (the “Assets”) issued as follows:

Asset Registered Name	Issue Date	Amount
VinQ Entertainment LLP	June 15, 2006	$200,000

do hereby declare to the foregoing persons, and on which declaration the forgoing and any subsequent assignee of the Assets, may rely, that the Owners, for adequate consideration have assigned absolutely and free and clear of any encumbrances or claims all interest in the above mentioned Assets to Global Development Inc., which has full and absolute right to deal with the Assets in all respects as owner and sole possessor of all title without further reference or accountability to the Owners.

IN WITNESS WHEREOF, the Owners have executed effective the 30th day of June, 2006.

BRINER GROUP HOLDINGS INC.

Per:__________________________________
Authorized Signatory